EXHIBIT 99.1
                                                                 ------------
NEWS                                               "Chevron Logo"Chevron
                                                                 -------
                                                 Chevron Corporation
                                                 Public Affairs
                                                 P.O. Box 7753
                                                 San Francisco, CA  94120-7753
                                                 Phone 415 894 4246

                                                  FOR RELEASE AT 6:00 AM PST
                                                  JANUARY 23, 1997
                                                  --------------------------

             CHEVRON REPORTS RECORD NET INCOME OF $2.607 BILLION
                              FOR THE YEAR 1996

-- Operating earnings for the year increased 35 percent to $2.651 billion
-- Fourth quarter operating earnings of $685 million were up 52 percent
-- Annual return on capital employed (excluding special items) increased to
   12.8 percent
-- Debt was reduced $1.6 billion during the year
-- Annual dividends increased for the ninth consecutive year
-- International liquids production increased 8 percent, the seventh consecutive year that both production and reserves have increased
-- Worldwide oil and gas reserve additions exceeded production for fourth consecutive year
-- Fourth quarter U.S. combined oil and gas production increased 4 percent from the 1995 fourth quarter, reversing the U.S. production decline

SAN FRANCISCO, Jan. 23 -- Chevron Corporation today reported that preliminary net income for the year 1996 was a record $2.607 billion ($3.99 per share), up significantly from the prior year 1995 net income of $930 million ($1.43 per share) when the adoption of a new accounting standard and other special charges reduced reported earnings by $1.032 billion. Net income in 1996 included $44 million of net special charges.

Fourth quarter net income of $464 million ($.71 per share) included special charges totaling $221 million, mostly related to the previously announced merger of the company's United Kingdom refining and marketing operations with two other oil companies. The 1995 fourth quarter loss of $418 million ($ .64 per share loss) included charges totaling $869 million, primarily for the effect of adopting the new accounting standard on asset impairments.

Operating earnings for 1996 were $2.651 billion, up 35 percent from $1.962 billion earned in 1995, after excluding special charges in all periods and the prior-year effect of adopting the new accounting standard. Fourth quarter 1996 operating earnings increased 52 percent to $685 million from $451 million earned in the 1995 fourth quarter.

                                          Fourth Quarter              Year
                                          --------------         -------------
$ Millions                                 1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                          685      451         2,651   1,962
Adoption of New Accounting
  Standard (SFAS 121)                         -     (659)            -    (659)
Special Items                              (221)    (210)          (44)   (373)
                                          -----    -----         -----   -----
     Net Income (Loss)                      464     (418)        2,607     930
                                          -----    -----         -----   -----

                                -Page 1-

Commenting on the year's results, Chairman and CEO Ken Derr said, "I am proud to report that Chevron just completed the most successful year in its history. Not only was it a record earnings year, we also performed very well operationally and completed or initiated several significant steps that lay the groundwork for profitable future growth. While we certainly benefited from the higher crude oil and natural gas prices throughout the year, much of the credit for Chevron's improved performance goes to our employees, whose commitment to carrying out our strategies has allowed us to find opportunities for growth without losing our focus on keeping costs under control."

Derr pointed out that although the higher oil and gas prices boosted upstream earnings, they reduced downstream and chemicals results because market competition prevented the higher raw material and fuel costs from being recovered in the marketplace. Consequently, sales margins for refined products, such as gasoline, and chemicals were severely squeezed.

Derr continued, "Cost consciousness has become an essential part of the way we do business. Although total operating and administrative expenses increased slightly in 1996, largely because of higher fuel and transportation costs, our per barrel expenses stayed about flat at $6.10. In absolute terms, we have removed over $1.4 billion from our annual cost structure since 1991. And if inflation is taken into account, the savings are even greater. Our employees deserve tremendous credit for not only achieving, but maintaining, our competitive cost structure.

"A number of significant events affecting our operations occurred in 1996", said Derr. These included:

-- Caspian Pipeline. In early December, an agreement was signed that will allow the Caspian Pipeline Consortium, in which Chevron will have a 15 percent interest, to begin construction on a crude oil pipeline from the Tengiz oil field in Kazakstan to the Russian Black Sea coast. This will unlock these vast oil and gas reserves by providing increased access to world markets. The $2 billion pipeline is expected to be completed in 1999.
-- Tengizchevroil. Production from the Tengizchevroil joint venture averaged 112,000 barrels per day in 1996, nearly double the 58,000 barrels per day produced in 1995. The joint venture has been very successful in developing alternate oil markets and was producing about 160,000 barrels per day at year-end 1996.
-- NGC Merger. In August the merger of Chevron's natural gas marketing business and its natural gas liquids company with NGC Corporation was completed. Chevron has a 28 percent ownership in NGC, a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Since the time of the merger announcement in January 1996, the value of NGC stock has more than doubled.
-- Boscan Operating Service Agreement. In July the company began operating the 80,000 barrels per day Boscan heavy oil field in Venezuela. Under a fee arrangement, Chevron assumed responsibility for all operations and increased development of this giant field.

                                -Page 2-

-- Production. Worldwide liquids production reached its highest level in 11 years, reflecting increased production in Kazakstan, new production in Congo and continued production increases in the company's other prolific West African fields. The Nkossa oil field in Congo, in which Chevron has a 30 percent interest, came on stream in June, and was producing 80,000 barrels per day at year-end 1996.
-- CARB Gasoline. Following the completion of the $1 billion upgrade and modification of its two California refineries, the company successfully introduced the California-mandated cleaner-burning gasolines, in early 1996, with no supply disruptions. Chevron is the largest producer of these fuels.
-- Chemicals. Several major chemicals projects are underway or announced. These include domestic projects to expand high-density polyethylene capacity at the Orange, Texas plant; a paraxylene expansion at the Pascagoula, Miss. refinery; expansion of ethylene and cumene production facilities at Port Arthur, Texas; and an expansion of a polystyrene plant at Marietta, Ohio. Internationally, the company is constructing a fuel and lube oil additives plant in Singapore, has announced plans to build a polystyrene plant in China, and has entered into a 50-50 joint venture to build and operate a benzene plant and cyclohexane unit in Saudi Arabia.
-- United Kingdom Downstream Merger. The company announced in November it was merging its United Kingdom refining and marketing operations with those of Elf and Murphy Oil. Chevron will own about 41 percent of the new, larger company. Fourth quarter results included an estimated $200 million asset impairment provision in connection with this planned transaction.
-- Caltex Refineries. Chevron's 50-percent owned Caltex affiliate sold its interest in two Japanese refineries to its partner for $2 billion, started up its new 130,000 barrel per day refinery in Thailand and completed the expansion of its 50-percent owned refinery in Korea, doubling that refinery's capacity to 600,000 barrels per day.
-- Asset Sales. The company substantially completed its exit from the real estate development business with the May sale of its last major portfolio of California properties. In October, four producing oil fields in the North Sea and one in Indonesia were sold. Proceeds of nearly $500 million from these sales will provide funds for more attractive growth projects.

"All these events are expected to add profitable growth to the company," said Derr. "Chevron's return on capital employed, excluding special items, increased to 12.8 percent for the year 1996, compared with 9.8 percent for 1995."

Total revenues in 1996 were $43.9 billion, up 18 percent from $37.1 billion in 1995. Fourth quarter revenues of $11.5 billion were 25 percent higher than 1995 fourth quarter revenues of $9.2 billion. Revenues increased on higher crude oil, natural gas and refined products prices.

Foreign currency losses included in net income were $22 million in 1996 and $15 million in 1995. For the fourth quarter of 1996, foreign currency losses were $8 million compared with currency gains of $5 million in the 1995 fourth quarter.
                                -Page 3-

                          Exploration and Production
                          --------------------------
U.S. exploration and production
-------------------------------

$ Millions                                Fourth Quarter             Year
                                          --------------         -------------
                                           1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                          418      140         1,109     552
Adoption of New Accounting Standard           -     (490)            -    (490)
Special Items                               (30)      (9)          (22)     10
                                          -----    -----         -----   -----
      Net Earnings (Loss)                   388     (359)        1,087      72

The significant improvement in U.S. upstream earnings for the year and fourth quarter was due to higher crude oil and natural gas prices. For the year 1996, the company's average crude oil realization of $18.80 per barrel was $3.46 higher than the $15.34 averaged for 1995. In the fourth quarter, average realizations were $21.32, up $6.38 per barrel from the prior-year quarter. Average natural gas prices increased $.77 to $2.28 per thousand cubic feet for the year and increased $.99 to $2.68 per thousand cubic feet in the fourth quarter, from comparable prior-year periods.

Net liquids production for the year averaged 341,000 barrels per day, down from 350,000 in 1995. Fourth quarter production increased to 343,000 barrels per day, which was flat with the prior-year fourth quarter. Net natural gas production in 1996 averaged 1.88 billion cubic feet per day, about the same as 1995. For the 1996 fourth quarter, natural gas production averaged 1.94 billion cubic feet per day, up from 1.80 billion in the year-earlier quarter. In the fourth quarter, new oil and gas production reversed the U.S. production decline experienced the past several years. Development projects underway are expected to stabilize U.S. oil and gas production volumes.

Special charges in the year and quarter related to asset impairment, environmental remediation and litigation provisions were partially offset by asset sale gains.

International exploration and production
----------------------------------------
                                          Fourth Quarter              Year
                                          --------------         -------------
$Millions                                  1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                          333      273         1,142     811
Adoption of New Accounting Standard           -      (81)            -     (81)
Special Items                                76       (8)           69     (40)
                                          -----    -----         -----   -----
           Net Earnings                     409      184         1,211     690

Strong international upstream results reflected higher crude oil sales volumes and prices. For the year 1996, net liquids production increased 8 percent to 702,000 barrels per day and was up 10 percent to 735,000 barrels per day in the fourth quarter. Increased production in Kazakstan and new production in Congo were the principal drivers of the increase. Net natural gas production volumes also increased, from 565 million cubic feet per day in 1995 to 584 million cubic feet per day in 1996 and from 573 million cubic feet per day in the 1995 fourth quarter to
                                -Page 4-

625 million cubic feet per day in the 1996 fourth quarter. Most of the natural gas volume increase occurred in Kazakstan.

1996 was the seventh consecutive year of increased oil and gas production and reserves additions, reflecting the company's highly successful strategy to grow its international operations. In 1996, the company more than replaced its international oil and gas production through additions to proved reserves. Further production increases are expected in 1997 as new developments come on stream in West Africa, including the mid-year start up of a large gas project in Nigeria; offshore Canada where the Hibernia oil field's first production is scheduled in late 1997; and from continuing field development in Kazakstan.

Special items in the year and quarterly results included gains of $91 million from the sales of producing fields in the United Kingdom North Sea and Indonesia, partially offset by provisions for asset impairment in western Canada and employee severance.

                            Refining and Marketing
                            ----------------------
U.S. refining and marketing
---------------------------
$ Millions                                Fourth Quarter             Year
                                          --------------        --------------
                                           1996     1995         1996     1995
                                          -----    -----        -----    -----
Operating (Loss) Earnings                   (28)     (50)         290       75
Adoption of New Accounting Standard           -        -            -        -
Special Items                               (60)    (158)         (97)    (179)
                                          -----    -----        -----    -----
       Net (Loss) Earnings                  (88)    (208)         193     (104)

Although much improved from 1995, U.S. downstream results were depressed in 1996 by competitive conditions in many of the company's markets that did not allow the full recovery of higher crude oil costs and, in California, the increased manufacturing cost of the mandated cleaner-burning gasolines. Market conditions were especially difficult in the fourth quarter when crude oil prices rose to their highest level of the year and price competition was especially strong in southern California.

Refinery performance was improved from 1995 and the introduction of the new California gasolines went smoothly with no supply disruptions. Product sales volumes in 1996 and 1995 averaged 1.12 million barrels per day. Fourth quarter sales volumes increased to 1.13 million barrels per day from 1.09 million in 1995. Gasoline sold through the company's marketing system increased 2 percent for the year and nearly 3 percent in the fourth quarter from comparable prior-year periods.

Special charges in the 1996 year and fourth quarter related to environmental and litigation provisions. The 1996 fourth quarter also included a $38 million asset impairment provision for pipelines associated with the company's Point Arguello field offshore California, necessitated by downward revisions of crude oil reserves estimates.
                                -Page 5-

International refining and marketing
------------------------------------

$ Millions                                Fourth Quarter              Year
                                          --------------         -------------
                                           1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                           29      103           167     283
Adoption of New Accounting Standard           -        -             -       -
Special Items                              (201)      (3)           59      62
                                          -----    -----         -----   -----
     Net (Loss) Earnings                   (172)     100           226     345

International refining and marketing results in 1996 were depressed due to the inability to recover higher crude oil costs in the selling price of refined products, particularly in the company's Caltex affiliate's operating areas. There was a $32 million unfavorable swing in foreign currency effects for the year, although for the fourth quarter, the foreign currency fluctuation was a positive $10 million.

Refined products sales volumes for the year declined to 944,000 barrels per day from 969,000 in 1995. Fourth quarter volumes were 934,000 and 1,055,000 barrels per day in 1996 and 1995, respectively. The declines were due to the Caltex sale of its interest in two Japanese refineries, partially offset by continued volume increases in other Caltex operating areas in the Asia-Pacific region.

1996 special items principally consisted of a $279 million gain, representing Chevron's share of the Caltex gain from the sale of the two Japanese refineries, offset by a fourth quarter estimated $200 million asset impairment provision arising from the announced merger of the company's United Kingdom refining and marketing operations with those of two other oil companies.

                                  Chemicals
                                  ---------
Chemicals                                 Fourth Quarter              Year
---------                                 --------------          ------------
$ Millions                                 1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                           36       38           228     524
Adoption of New Accounting Standard           -      (13)            -     (13)
Special Items                                 -       (6)          (28)    (27)
                                          -----    -----         -----   -----
     Net Earnings                            36       19           200     484

A cyclical downturn in the chemicals industry caused 1996 earnings to decline from record 1995 results. Although sales volumes remained strong for most of the year, weak prices and increased feedstock costs resulted in lower margins for most of the company's major chemical products.
                                -Page 6-

                           Coal and Other Minerals
                           -----------------------
Coal and other minerals                   Fourth Quarter              Year
-----------------------                   --------------         -------------
$ Millions                                 1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Earnings                           10       22            48      47
Adoption of New Accounting Standard           -      (63)            -     (63)
Special Items                                 1       (1)           (2)     (2)
                                          -----    -----         -----   -----
           Net Earnings (Loss)               11      (42)           46     (18)

Coal earnings continued to be depressed in 1996 from an abundance of low-cost hydroelectric power in the western United States, resulting in low coal demand and prices in both periods.

                             Corporate and Other
                             -------------------
Corporate and other                       Fourth Quarter              Year
-------------------                       --------------          ------------
$ Millions                                 1996     1995          1996    1995
                                          -----    -----         -----   -----
Operating Charges, Net                     (113)     (75)         (333)   (330)
Adoption of New Accounting Standard           -      (12)            -     (12)
Special Items                                (7)     (25)          (23)   (197)
                                          -----    -----         -----   -----
      Net Charges                          (120)    (112)         (356)   (539)

Corporate and other operating charges for the year were about flat with 1995 as lower interest expense in 1996, due to lower debt levels, was offset by higher fourth quarter insurance adjustments and accruals for employee benefit programs.

Special items in 1996 included a favorable $52 million prior-year income tax adjustment that was more than offset by asset write-offs, adjustment of the loss from exiting the real estate development business, and litigation provisions. Special items in 1995 consisted primarily of a $168 million provision for the expected loss from the sale of the company's real estate development properties.

                    Capital and Exploratory Expenditures
                    ------------------------------------

Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $4.821 billion for the year 1996, compared with $4.800 billion spent in 1995. Fourth quarter expenditures were $1.572 billion and $1.508 billion in 1996 and 1995. In 1996, exploration and production spending totaled $3.003 billion, of which 62 percent was spent in international areas. The company recently announced its 1997 capital and exploratory budget at a record $5.9 billion, a 22 percent increase from 1996 expenditures. About 60 percent of the total capital program, or $3.6 billion, is earmarked for worldwide exploration and production.

                                -Page 7-

                  CHEVRON CORPORATION - FINANCIAL REVIEW                   -1-
                          (MILLIONS OF DOLLARS)

CONSOLIDATED STATEMENT OF INCOME
--------------------------------
         (unaudited)
                                               Fourth Quarter    Twelve Months
                                               --------------    -------------
REVENUES:                                        1996    1995    1996     1995
                                               ------  ------ -------   ------
  Sales and Other Operating Revenues (1) $11,265 $ 8,922 $42,782 $36,310 Equity in Net Income of Affiliated
    Companies and Other Income                    246     235   1,111      772
                                               ------  ------ -------   ------
                                               11,511   9,157  43,893   37,082
                                               ------  ------  ------   ------

COSTS AND OTHER DEDUCTIONS:
  Purchased Crude Oil and Products              6,109   4,463  22,826   18,033
  Operating Expenses                            1,719   1,608   6,007    5,974
  Selling, General and Administrative             334     397   1,377    1,384
  Exploration Expenses                            126     138     455      372
  Depreciation, Depletion and Amortization        603   1,679   2,216    3,381
  Taxes Other Than on Income (1)                1,550   1,483   5,908    5,748
  Interest and Debt Expense                        90      94     364      401
                                               ------  ------  ------   ------
                                               10,531   9,862  39,153   35,293
                                               ------  ------  ------   ------
Income Before Income Tax Expense                  980    (705)  4,740    1,789
  Income Tax Expense                              516    (287)  2,133      859
                                               ------  ------  ------   ------
NET INCOME                                    $   464 $  (418)$ 2,607  $   930
                                               ------  ------  ------   ------

PER SHARE AMOUNTS
NET INCOME                                    $   .71 $ ( .64)$  3.99  $  1.43
DIVIDENDS                                     $   .54 $   .50 $  2.08  $ 1.925

Average Common Shares
  Outstanding (000's)                         653,019 652,263 652,769  652,084

EARNINGS BY MAJOR OPERATING AREA
--------------------------------
         (unaudited)                           Fourth Quarter    Twelve Months
                                               --------------    -------------
                                                 1996    1995    1996     1995
                                              -------  ------  ------   ------
Exploration and Production
  United States                               $   388 $  (359)$ 1,087  $    72
  International                                   409     184   1,211      690
                                               ------  ------  ------   ------
  Total Exploration and Production                797    (175)  2,298      762
                                               ------  ------  ------   ------
Refining, Marketing and Transportation
  United States                                   (88)   (208)    193     (104)
  International                                  (172)    100     226      345
                                               ------  ------  ------   ------
  Total Refining, Marketing
    and Transportation                           (260)   (108)    419      241
                                               ------  ------  ------   ------
  Total Petroleum Operations                      537    (283)  2,717    1,003
Chemicals                                          36      19     200      484
Coal and Other Minerals                            11     (42)     46      (18)
Corporate and Other (2)                          (120)   (112)   (356)    (539)
                                               ------  ------  ------   ------
NET INCOME                                    $   464 $  (418)$ 2,607  $   930
                                               ------  ------  ------   ------

(1)  Includes consumer excise taxes           $ 1,357 $ 1,286 $ 5,202  $ 4,988
(2) "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

                   CHEVRON CORPORATION - FINANCIAL REVIEW                  -2-
                            (MILLIONS OF DOLLARS)

SPECIAL ITEMS BY MAJOR OPERATING AREA          Fourth Quarter    Twelve Months
-------------------------------------          --------------    -------------
           (unaudited)                           1996    1995     1996    1995
                                               ------  ------   ------  ------
U.S. Exploration and Production                 $ (30) $ (499)  $  (22)  $(480)
International Exploration and Production           76     (89)      69    (121)
U.S. Refining, Marketing and Transportation       (60)   (158)     (97)   (179)
International Refining, Marketing
  and Transportation                             (201)     (3)      59      62
Chemicals                                           -     (19)     (28)    (40)
Coal and Other Minerals                             1     (64)      (2)    (65)
Corporate and Other*                               (7)    (37)     (23)   (209)
                                               ------  ------   ------  ------
  Total Special Items                          $ (221) $ (869)  $  (44)$(1,032)
                                               ------  ------   ------  ------

SUMMARY OF SPECIAL ITEMS                       Fourth Quarter    Twelve Months
------------------------                       --------------   --------------
     (unaudited)                                 1996    1995     1996    1995
                                               ------  ------   ------  ------
Asset Write-offs and Revaluations
  Adoption of New Accounting Standard          $    -  $ (659)  $    - $  (659)
  Other                                          (289)   (136)    (337)   (304)
Environmental Remediation Provisions               (1)    (41)     (54)    (90)
Restructurings & Reorganizations                    3     (19)     (14)    (50)
Prior-Year Tax Adjustments                          -       -       52     (22)
Asset Dispositions                                 95       7      391       7
LIFO Inventory (Losses) Gains                      (4)      2       (4)      2
Other, Net                                        (25)    (23)     (78)     84
                                               ------  ------   ------  ------
  Total Special Items                          $ (221) $ (869)  $  (44)$(1,032)
                                               ------  ------   ------  ------

FOREIGN EXCHANGE (LOSSES) GAINS                $   (8) $    5   $  (22)$   (15)
-------------------------------

EARNINGS BY MAJOR OPERATING AREA
    EXCLUDING SPECIAL ITEMS
--------------------------------
          (unaudited)                          Fourth Quarter    Twelve Months
                                               --------------   --------------
                                                 1996    1995     1996    1995
                                               ------  ------   ------  ------
Exploration and Production
  United States                                $  418  $  140   $1,109  $  552
  International                                   333     273    1,142     811
                                               ------  ------   ------  ------
    Total Exploration and Production              751     413    2,251   1,363
                                               ------  ------   ------  ------
Refining, Marketing and Transportation
  United States                                   (28)    (50)     290      75
  International                                    29     103      167     283
                                               ------  ------   ------  ------
    Total Refining, Marketing and Transportation    1      53      457     358
                                               ------  ------   ------  ------
    Total Petroleum Operations                    752     466    2,708   1,721
Chemicals                                          36      38      228     524
Coal and Other Minerals                            10      22       48      47
Corporate and Other*                             (113)    (75)    (333)   (330)
                                               ------  ------   ------  ------
    Earnings Excluding Special Items              685     451    2,651   1,962

Special Items                                    (221)   (869)     (44) (1,032)
                                               ------  ------   ------  ------
    Net Income                                 $  464  $ (418)  $2,607  $  930
                                               ------  ------   ------  ------
* "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

                   CHEVRON CORPORATION-FINANCIAL REVIEW                  -3-

OPERATING STATISTICS (1)
------------------------

                                             Fourth Quarter      Twelve Months
                                             --------------      -------------
                                               1996    1995       1996    1995
                                             ------  ------     ------  ------
NET LIQUIDS PRODUCTION (MB/D):
   United States                                343     343        341     350
   International                                735     670        702     651
                                             ------  ------     ------  ------
     Worldwide                                1,078   1,013      1,043   1,001
                                             ------  ------     ------  ------

NET NATURAL GAS PRODUCTION (MMCF/D):
   United States                              1,940   1,795      1,875   1,868
   International                                625     573        584     565
                                             ------  ------     ------  ------
     Worldwide                                2,565   2,368      2,459   2,433
                                             ------  ------     ------  ------

SALES OF NATURAL GAS (MMCF/D):
   United States                              3,807   2,918      3,588   2,815
   International                                818     633        778     564
                                             ------  ------     ------  ------
     Worldwide                                4,625   3,551      4,366   3,379
                                             ------  ------     ------  ------

SALES OF NATURAL GAS LIQUIDS (MB/D):
   United States                                124     211        187     213
   International                                 38      38         36      47
                                             ------  ------     ------  ------
     Worldwide                                  162     249        223     260
                                             ------  ------     ------  ------

SALES OF REFINED PRODUCTS (MB/D):
   United States                              1,127   1,087      1,122   1,117
   International                                934   1,055        944     969
                                             ------  ------     ------  ------
     Worldwide                                2,061   2,142      2,066   2,086
                                             ------  ------     ------  ------

REFINERY INPUT (MB/D):
   United States                                942     826        951     925
   International                                524     631        537     598
                                             ------  ------     ------  ------
     Worldwide                                1,466   1,457      1,488   1,523
                                             ------  ------     ------  ------

CHEMICALS SALES & OTHER OPERATING
  REVENUES (millions of dollars) (2)
   United States                             $  718  $  698    $ 2,936 $ 3,332
   International                                147     148        605     621
                                             ------  ------     ------  ------
     Worldwide                               $  865  $  846    $ 3,541 $ 3,953
                                             ------  ------     ------  ------
(1) Includes interest in affiliates.
(2) Includes sales to other Chevron companies.